UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 3, 2009

Date of report (Date of earliest event reported)

CALLAWAY GOLF COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-10962	95-3797580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2180 RUTHERFORD ROAD, CARLSBAD, CALIFORNIA	92008-7328
(Address of principal executive offices)	(Zip Code)

(760) 931-1771

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Amendments to Executive Officer Employment Agreements

On February 3, 2009, Callaway Golf Company (the “Company”) entered into a First Amendment to the First Amended and Restated Chief Executive Officer Employment Agreement with George Fellows (the “CEO Amendment”) and a First Amendment to the Officer Employment Agreements with each of the following executive officers of the Company: Steven C. McCracken, Bradley J. Holiday, David A. Laverty and Thomas T. Yang (collectively, the “Officer Amendments”). Set forth below is a brief description of the material terms of such amendments.

Reduction in Paid Time Off Benefits. The Company has temporarily modified for 2009 the paid time off benefits for the Company’s officers, including Messrs. Fellows, McCracken, Holiday, Laverty and Yang, by reducing the rate of their paid time off accrual by ten (10) days on an annualized basis and prorated for the remainder of 2009.

Suspension of 401(k) Matching. The Company’s 401(k) retirement investment plan has been amended for 2009 to eliminate Company matching contributions for all employees, including Messrs. Fellows, McCracken, Holiday, Laverty and Yang.

Pursuant to the CEO Amendment and the Officer Amendments, Messrs. Fellows, McCracken, Holiday, Laverty and Yang acknowledged that the changes described above do not constitute a breach of their respective employment agreements with the Company and that the changes shall remain in effect during 2009 or until further written notice from the Company without the need for any further amendment to their employment agreements.

Term of Agreements. The Officer Amendments extend the terms of Messrs. McCracken’s, Holiday’s, Laverty’s and Yang’s employment agreements to April 30, 2010.

Except as summarized above, the employment agreements, as amended, between the Company and Messrs. Fellows, McCracken, Holiday, Laverty and Yang otherwise remain unchanged.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CALLAWAY GOLF COMPANY

Dated: February 5, 2009	By:	/s/ Steven C. McCracken
	Name:	Steven C. McCracken
	Title:	Senior Executive Vice President and
Chief Administrative Officer